UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☑ Soliciting Material Pursuant to Rule 14a-12

RUBICON TECHNOLOGY, INC.

(Name of Registrant as Specified in its Charter)

PARAGON TECHNOLOGIES, INC. GAD PARTNERS FUND LP GAD CAPITAL MANAGEMENT LLC HESHAM M. GAD JACK H. JACOBS DEBORAH R. MERTZ SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Paragon Technologies Initiates Proxy Contest at Rubicon Technology, Inc.

ATLANTA, GA, April 22, 2016 – Paragon Technologies, Inc. today announced that it has initiated a proxy contest to elect two new directors at the 2016 annual meeting of shareholders of Rubicon Technology, Inc. (NASDAQ: RBCN). Paragon’s director candidates would replace Don N. Aquilano and Donald R. Caldwell, the two directors up for election on Rubicon’s five-member staggered board.

Paragon strongly believes that Rubicon is in dire need of new and more active leadership at the board level to address the board’s continued financial mismanagement and questionable decision making. Paragon believes that shareholders should note the following extraordinary self-serving actions by the existing board:

•	In 2012, Rubicon lost $5.5 million, and the board was paid $521,000 in cash and stock.

•	In 2013, Rubicon lost $30.4 million, and the board was paid $584,000 in cash and stock.

•	In 2014, Rubicon lost $44.0 million, and the board was paid $909,000 in cash and stock.

•	In 2015, Rubicon lost $77.8 million, and once Rubicon files its proxy statement we will know exactly how generously the board has compensated itself.

To allow shareholders to determine who is fit to serve on the Rubicon board, we ask the existing board to answer the following questions for shareholders:

•	After a continuing string of extraordinary and growing losses, why has the board not taken action to reduce costs? In 2012, SG&A and marketing expense totaled $10.7 million. In 2015, this figure totaled $11.0 million.

•	How does the board justify the continued sale of products at prices significantly below product cost for three consecutive years? In 2015, revenue of $23.8 million had a cost of goods sold of $47.0 million. Why has the board not taken action to scale production?

•	After admitting on multiple conference calls that the sapphire industry is facing historic excess capacity, why does the board continue allocating shareholder capital to the sapphire industry?

•	How does the board justify entrenching themselves at the expense of shareholders with a staggered board that protects the directors with three-year terms?

•	How can the board justify its extraordinary and increasing compensation while significant losses for shareholders are steadily increasing?

•	How does board chairman Aquilano justify compensating himself nearly $600,000 in cash and stock in 2014, nearly $250,000 in 2013, and nearly $200,000 in 2012 while the company’s performance continues to precipitously decline?

In our meetings with members of the board, we did not hear answers to these questions. We were shocked to encounter a complacent attitude, hope instead of plans for a better future, and an acknowledgement that the company’s current path is a “Hail Mary” pass. We repeatedly heard the directors passively express the hope that the stock will not “go to zero.”

In an effort to save Rubicon from what we believe is its current path to financial disaster, Paragon intends to nominate the following director candidates at the annual meeting:

Hesham M. Gad is the Chairman and Chief Executive Officer of Paragon Technologies, Inc., a holding company with operations in the material handling and order fulfillment industry. Mr. Gad is also the Chairman and Chief Executive Officer of SED International Holdings, Inc., a distributor of information technology products and solutions, computer systems and mobility devices. Mr. Gad is also the managing partner of Gad Partners Fund LP, a value oriented investment partnership modeled after the 1950s Buffett partnerships. Mr. Gad is the author of the internationally published book, “The Business of Value Investing.”

Jack H. Jacobs has held the McDermott Chair of Politics at West Point since 2005 and has served as an NBC military analyst since 2002. He is a principal of The Fitzroy Group, Ltd., a real estate development firm. He was previously a managing director of Bankers Trust, as well as a co-founder of AutoFinance Group, Inc. Mr. Jacobs’ military career included two tours of duty in Vietnam where he was among the most highly decorated soldiers, earning three Bronze Stars, two Silver Stars and the Medal of Honor. He is on the board of the Medal of Honor Foundation and the USO of New York. Mr. Jacobs is the author of the book, “If Not Now, When?: Duty and Sacrifice in America’s Time of Need.”

Paragon’s director nominees’ service on the Rubicon board will stand in stark contrast to the existing board. Our nominees will work tirelessly and will be committed to acting with honesty and in good faith at all times for the best interests of the company and all shareholders.

Paragon will be releasing additional information regarding the severe problems it sees at Rubicon and Paragon’s plans for the company in its proxy statement to be mailed to shareholders for the 2016 annual meeting of shareholders.

If you own shares of Rubicon, we would like to hear from you. We urge you to call us so that we can provide you with additional information. Please contact Alliance Advisors, our proxy advisor, toll-free at 855-737-3183.

Paragon calls on the Rubicon board to cease the delay and entrenchment actions undertaken with the assistance of its newly hired and infamous Enron-law firm, Vinson & Elkins, that it proudly cites in its press release. Paragon calls on the Rubicon board to (1) stop delaying in calling and holding its annual meeting of shareholders, (2) stop denying Paragon the shareholder lists to which it is entitled under law, and (3) stop denying Paragon’s right to nominate directors in private law firm letters while at the same time acknowledging Paragon’s right to nominate directors in public press releases. Paragon calls on the Rubicon board to deal openly and honestly with shareholders and not impede the right of shareholders to decide who will serve as directors.

# # #

Paragon Technologies, Inc. intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2016 annual meeting of shareholders of Rubicon Technology, Inc., a Delaware corporation (the “Company”).

Paragon Technologies, Inc. is the beneficial owner of 30,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), Gad Partners Fund LP is the direct beneficial owner of 11,023 shares of Common Stock, and Hesham M. Gad is the direct beneficial owner of an additional 1,000 shares of Common Stock. Mr. Gad serves as the Chairman of the Board and Chief Executive Officer of Paragon Technologies, Inc. and is the managing member of Gad Partners Fund LP.

Paragon Technologies, Inc., its executive officers and directors, Gad Partners Fund LP and certain of its affiliates, and Paragon’s nominees to the board are the participants in the proxy solicitation. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contacts:

Alliance Advisors, LLC

Toll-free number: 855-737-3183

Peter Casey, 973-873-7710